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                                                                      EXHIBIT 12

                    MAPCO INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN MILLIONS)

                                                     1996     1995     1994     1993     1992
                                                    ------   ------   ------   ------   ------
Earnings as defined:
  Income from continuing operations before
     provision for income taxes and minority
     interest.....................................  $214.4   $105.9   $ 80.9   $156.2   $109.3
  Fixed charges...................................    63.1     65.7     59.6     54.9     58.8
  Capitalized interest included in fixed
     charges......................................     (.5)    (1.7)             (2.8)    (2.0)
  Amortization of capitalized interest............     2.1      2.5      2.5      2.4      2.3
                                                    ------   ------   ------   ------   ------
          Total...................................  $279.1   $172.4   $143.0   $210.7   $168.4
                                                    ======   ======   ======   ======   ======
Fixed charges as defined:
  Interest and debt expense (includes amortization
     of debt expense and discount)................  $ 57.5   $ 58.4   $ 53.5   $ 46.7   $ 51.1
  Capitalized interest............................      .5      1.7               2.8      2.0
  Portion of rentals representative of the
     interest factor..............................     5.1      5.6      6.1      5.4      5.7
                                                    ------   ------   ------   ------   ------
          Total...................................  $ 63.1   $ 65.7   $ 59.6   $ 54.9   $ 58.8
                                                    ======   ======   ======   ======   ======
Ratio of earnings to fixed charges................     4.4      2.6      2.4      3.8      2.9
                                                    ======   ======   ======   ======   ======
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